UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.     )

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SciClone Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholders,

Following the printing of our 2005 Annual Report, Dr. Friedhelm Blobel was appointed President, Chief Executive Officer and a Director of SciClone Pharmaceuticals, Inc., effective June 2, 2006. The Board of Directors is extremely pleased to gain Dr. Blobel’s extensive global pharmaceutical management experience in Europe, Asia and the United States, and we look forward to his leadership to advance our product and corporate development.

Dr. Ira Lawrence will continue to work actively with SciClone as a consultant and, assuming his re-election at the Annual Meeting, as a Director of the company, and he will serve as a member of the Business Development Committee and the newly formed Science Review Committee of the Board of Directors.

Dr. Blobel served most recently as President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco-based biopharmaceutical company. Prior to joining Gryphon in July 2000 Dr. Blobel spent more than 20 years as an executive with the Hoechst Group and the Boehringer Mannheim Group, with senior responsibility in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer, General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas), and Senior VP of R&D Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, USA.

We regret that Dr. Lawrence needed to resign for personal reasons, but we are most grateful to him for his effective guidance through a challenging year. And we are very pleased that he will continue to serve the company as a Director and as a member of two important Board committees.

Sincerely,

Dean S. Woodman

Chairman of the Board of Directors

SciClone Pharmaceuticals, Inc.

May 1, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 13, 2006

Time	10:00 a.m., Pacific Daylight Time

Place	Marriott San Mateo/San Francisco Airport
1770 S. Amphlett Blvd.
San Mateo, California, 94402

Items of Business	1. Election of seven (7) directors;

2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2006; and

3. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date

Stockholders of record at the close of business on April 17, 2006 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 901 Mariner’s Island Boulevard, Suite 205, San Mateo, California 94404.

Admission

Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

/s/ Richard A. Waldron

RICHARD A. WALDRON

Chief Financial Officer and Secretary

San Mateo, California

May 1, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

To help us conserve resources, we encourage you to sign up for electronic delivery of SciClone stockholder communications. With electronic delivery, you will receive via e-mail documents such as the annual report, 10-K, and the proxy statement, and you can vote your shares online. To sign up for the electronic delivery:

1.	If you are a registered holder (you hold your SciClone shares in your own name through SciClone’s transfer agent, Mellon Investor Services, LLC, or you have stock certificates), visit www.proxyvoting.com/scln to enroll and vote your shares.

2.	If you are a beneficial holder (your shares are held by a brokerage firm, a bank or a trustee), visit www.proxyvote.com to enroll and vote your shares.

Your electronic delivery enrollment will be effective until canceled.

TABLE OF CO NTENTS

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we” or the “Company”), of proxies in the enclosed form for use in voting at the Company’s 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California, 94402 on Tuesday, June 13, 2006, at 10:00 a.m., local time, and any adjournment or postponement thereof.

Definitive copies of this Proxy Statement, the enclosed proxy card and the Company’s 2005 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about May 1, 2006.

Voting Securities

Only stockholders of record as of the close of business on April 17, 2006 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had 45,899,107 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Company (Attention: Richard A. Waldron) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, the stockholders will elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Nominating and Corporate Governance Committee’s nominees for election by the stockholders to those seven (7) positions are the current members of the Board of Directors, Dean S. Woodman, John D. Baxter, Richard J. Hawkins, Rolf H. Henel, Ira D. Lawrence and Jon S. Saxe, as well as Friedhelm Blobel, who has been appointed to the Board of Directors and as the Company’s President and Chief Executive Officer effective as of June 2, 2006. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2007 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Assuming a quorum is present, the seven (7) nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the vote.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

The names of the nominees, their ages as of March 31, 2006, and certain other information about them are set forth below:

NAME OF NOMINEE	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
Dean S. Woodman	77	Chairman, SciClone Pharmaceuticals, Inc.; Founder, Robertson Stephens; Former Managing Director, ING Barings	2000

John D. Baxter, M.D.	65	Professor of Medicine, University of California, San Francisco	1991

Friedhelm Blobel, Ph.D.	57	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc. effective as of June 2, 2006	2006

Richard J. Hawkins	57	Chairman, President and Chief Executive Officer, LabNow, Inc.	2004

Rolf H. Henel	68	Partner, Naimark & Associates, Inc.	1997

Ira D. Lawrence, M.D.	52	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc. until June 2, 2006	2005

Jon S. Saxe	69	Former President, PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.); Former Vice President, Hoffmann-LaRoche, Inc.	2000

Dean S. Woodman was elected Chairman of the Board of Directors in February 2005, and has been a Director since August 2000. Mr. Woodman was an investment banker for over four decades. From July 1989 to June 1999, he was a Managing Director of Furman Selz, an investment banking firm acquired in 1999 by ING Barings L.L.C. Mr. Woodman was a Managing Director in the investment banking group of Hambrecht & Quist (now JPMorgan Chase) from October 1984 to March 1988. He was a founding partner of Robertson Colman Stephens & Woodman, an investment banking firm, in 1978, and of Woodman Kirkpatrick & Gilbreath, an investment banking firm, in 1982. Mr. Woodman worked in the investment banking division of Merrill Lynch for 23 years where he spent 16 years as director of West Coast corporate finance until 1978. He is currently a director of MarineMax, Inc.

John D. Baxter, M.D., has been a Director and the Chairman of our Scientific Advisory Board since June 1991. Dr. Baxter has been associated with the University of California, San Francisco since 1970. He has been Professor of Medicine since 1979, Chief of the Endocrinology Section, Parnassus Campus from 1980 to 1997, and Director of UCSF’s Metabolic Research Unit from 1981 to 1999. Dr. Baxter was the President of The Endocrine Society from June 2002 to June 2003. Dr. Baxter was a founder and served as a director of California Biotechnology, Inc. (now Scios, Inc., a division of Johnson & Johnson) from 1982 until 1992 and was a founder and Director of Karo Bio A.B., a Swedish biotechnology company. Dr. Baxter is also elected to the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences.

Friedhelm Blobel, Ph.D., has been appointed as a Director and our President and Chief Executive Officer effective as of June 2, 2006, and currently is serving as a consultant to the Company until the effectiveness of such appointment. Before joining the Company, Dr. Blobel served most recently as President, Chief Executive Officer and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon in July 2000, Dr. Blobel spent more than 20 years as an executive with the Hoechst Group and the Boehringer Mannheim Group, including many responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief

Technology Officer, General Manager of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas) in Tokyo, Japan, Senior Vice President of Research & Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. He serves as a Director of Pelikan Technologies, Inc., a Palo Alto based private Biotech company.

Richard J. Hawkins has been a Director since October 2004. Currently, Mr. Hawkins serves as the Chairman and CEO of LabNow, Inc., a privately-held company he founded in September 2003. LabNow is developing lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems, including CD4 and viral load tests in resource scarce environments. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, becoming the cornerstone of one of the largest CROs in the world today. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University.

Rolf H. Henel has been a Director since June 1997. Mr. Henel has been a partner of Naimark & Associates, consultants to the health care industry, since 1994. Mr. Henel was a director and Treasurer of Bergen Community Blood Services from 1999 to 2005, Chairman of its Foundation from 2001 to 2004, and is the President of the Northern New Jersey Chapter of the American Association of Individual Investors from 1998 to 2006. From 1978 to 1993, Mr. Henel was with American Cyanamid Company, most recently as President of Cyanamid International, Lederle Division. Mr. Henel was a director and Chief Operating Officer of Immunomedics, Inc. from 1996 to 1997. Mr. Henel holds a M.B.A. from New York University and a B.A. from Yale University. Mr. Henel is also a director of Penwest Pharmaceuticals Co., a pharmaceutical company, and Draxis Health Inc., a pharmaceutical company.

Ira D. Lawrence, M.D., has been a Director since June 1, 2005, when he joined the Company as President and Chief Executive Officer. Dr. Lawrence has resigned as the Company’s President and Chief Executive Officer effective as of June 2, 2006, but after that date he will serve as a consultant to the Company and will continue to serve as a Director of the Company. From 1995 to 2005, Dr. Lawrence was at Fujisawa Healthcare, Inc., most recently as the Senior Vice President of Research and Development. Fujisawa Healthcare Inc., was the U.S. subsidiary of Fujisawa Pharmaceutical Co. that recently merged with Yamanouchi Pharmaceutical Co. to form Astellas Pharma Inc. From 1993 to 1995, Dr. Lawrence served as Vice President of Research and Development at GenDerm Corporation. Dr. Lawrence was the Associate Director of Clinical Studies, Immunology at Fujisawa Healthcare, Inc. from 1991 to 1993. Prior to 1991, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical School. Dr. Lawrence earned his M.D. degree, from the Hahnemann Medical College (now Drexel University College of Medicine) and his B.A. from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and his fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine.

Jon S. Saxe has been a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) from 1995 to early-1999, and currently serves as a director of the company. From mid-1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was President and CEO of Synergen, Inc., a biotechnology company, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for close to 30 years (1960-1989). Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation, First Horizon Pharmaceutical Corporation, InSite Vision, PDL BioPharma, Inc., and Questcor Pharmaceuticals, Inc.

Each Director’s term expires at the Annual Meeting. The Board of Directors has determined that, other than Ira D. Lawrence, M.D., our President and Chief Executive Officer until June 2, 2006, and Friedhelm Blobel, Ph.D., our President and Chief Executive Officer effective as of June 2, 2006, each of the members of the Board is an independent director for purposes of the NASDAQ Marketplace Rules. There are no family relationships among any of our directors or executive officers.

Board Meetings and Committees

The Board of Directors held eighteen meetings during the fiscal year ended December 31, 2005. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the last fiscal year, no currently-incumbent director attended fewer than 83% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period.

Audit Committee.    The members of the Audit Committee during fiscal year 2005 until August 2, 2005 were Dean S. Woodman (chairman), Jon S. Saxe, Rolf H. Henel and Richard J. Hawkins; and the members of the Audit Committee during fiscal year 2005 since August 3, 2005 were Jon S. Saxe (chairman), Richard J. Hawkins and Dean S. Woodman. Each of the members of the Audit Committee during fiscal year 2005 is independent for purposes of the NASDAQ Marketplace Rules as they apply to audit committee members. The Board of Directors has determined that Mr. Woodman is an audit committee financial expert, as defined in the rules of the U.S. Securities and Exchange Commission. The functions of the Audit Committee include retaining our independent auditors, reviewing their independence and overseeing their audit work, reviewing and pre-approving the planned scope of our annual audit and the terms of engagement for audit and non-audit services, reviewing the financial reports and other financial information provided to the public, reviewing the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviewing our critical accounting policies, reviewing significant judgments made in the preparation of our financial statements and reviewing and approving any related party transactions. The Audit Committee held seven meetings during fiscal year 2005.

Compensation Committee.    The members of the Compensation Committee during fiscal year 2005 until our 2005 Annual Meeting of Stockholders were Jere E. Goyan (chairman), Edwin C. Cadman and John D. Baxter; and the members of the Compensation Committee during fiscal year 2005 since August 3, 2005 were Rolf H. Henel (chairman), John D. Baxter and Richard J. Hawkins. Each of the members of the Compensation Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee sets the salary and bonus earned by the Chief Executive Officer, reviews and approves salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. The Compensation Committee held two meetings during fiscal year 2005.

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee during fiscal year 2005 were Rolf H. Henel, John D. Baxter and Jon S. Saxe. Mr. Saxe served as chairman of the Committee until August 2, 2005, and Mr. Henel has served as chairman since August 3, 2005. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors. The Nominating and Corporate Governance Committee held two meetings during fiscal year 2005.

In addition to these standing committees, the Board has also designated a Business Development Committee comprised of Dr. Baxter (chairman) and Messrs. Hawkins, Saxe and Woodman to assist the Company in evaluating business development opportunities; provided, however, that Dr. Lawrence is expected to replace Dr. Baxter on the Business Development Committee and Dr. Woodman is expected to become its chairman effective as of the Annual Meeting. In April 2006, the Board also designated a Science Review Committee to be comprised of Drs. Baxter (chairman) and Lawrence effective as of the Annual Meeting.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Consistent with its charter, the Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and Committee responsibilities. Board members are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes that it is appropriate for one or more key members of the Company’s management to participate as members of the Board.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Pursuant to the procedures it adopted, the Nominating and Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 901 Mariner’s Island Boulevard, Suite 205, San Mateo, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, pursuant to Section 3.12 of the Company’s Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 901 Mariner’s Island Boulevard, Suite 205, San Mateo, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director of the Company if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications By Stockholders With Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

901 Mariner’s Island Boulevard

Suite 205

San Mateo, CA 94404

Fax: (650) 358-3469 or Email: rwaldron@sciclone.com

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

The Company believes that it is desirable that directors attend the Company’s annual meeting of stockholders. The Company recently instituted a policy that it will make every effort to schedule its annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the six directors then in office, two attended the 2005 Annual Meeting of Stockholders.

Compensation of Directors

Directors who are employees of the Company do not receive any compensation for their services as directors. During fiscal years 2005 and 2006, each of the Company’s non-employee directors who are not employees of the Company receive an aggregate of $30,000 per director for each year of their service on the Company’s Board of Directors, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive an annual payment of $7,500 for their service on each committee of the Board of Directors, except that the chairman of each committee receives an annual payment of $10,000 for his service as committee chairman. In addition, the chairman of the Board (currently Mr. Dean Woodman) receives an additional annual payment of $13,000. In addition, in fiscal year 2005 Director Henel received an additional payment of $10,000 for his service as chairman of the executive recruiting committee in charge of retaining a new CEO. Non-employee directors also receive an option grant of 50,000 shares upon election to the Board and annual stock option grants upon their re-election, as described below.

Notwithstanding the foregoing, due to changes to the composition of the Board that occurred at the 2005 Annual Meeting of Stockholders and changes to the composition of the committees of the Board that occurred in August 2005, in some cases directors received a partial amount of the total annual amounts listed above for their services in fiscal year 2005. For their services in fiscal year 2005, Dr. Baxter received $49,167, Mr. Hawkins received $43,750, Mr. Henel received $47,083, Mr. Saxe received $50,625, Mr. Woodman received $55,500, Dr. Goyan received $46,750 and Dr. Cadman received $20,000.

If Directors Baxter, Hawkins, Henel, Saxe and Woodman are reelected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of the Company’s Common Stock under the Company’s 2004 Outside Directors Stock Option Plan, as amended to date. Each such option shall have a term of ten years and an exercise price equal to the closing price of the Company’s Common Stock as quoted on the NASDAQ National Market on the grant date of such option. In addition, each such option shall vest and become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each one-month period from the date of grant except that, in the event of a change in control, any unexercisable or unvested portions of outstanding options shall be immediately exercisable and vested in full as of the date ten (10) days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer. If Director Lawrence is reelected to the Board at the Annual Meeting, he will not receive an option to purchase any shares of the Company’s Common Stock under such Plan as a result of such election at the Annual Meeting, because he will not have served as a non-employee Director of the Company for a full month as of the date of the Annual Meeting.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

General

Ernst & Young LLP has served as the Company’s independent auditors since 1991 and has been appointed by the Board to continue as the Company’s independent auditors for the fiscal year ending December 31, 2006. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2005 and December 31, 2004 by the Company’s principal accounting firm, Ernst & Young LLP:

	2005	2004
Audit Fees	$728,055	$761,584
Audit-Related Fees	$0	$9,600
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$728,055	$771,184

The Audit Committee’s policy requires the Audit Committee to approve in advance the engagement of the independent auditor and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefore and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal year 2004, 1% of audit-related fees of all other fees were approved by the audit committee after services had been rendered pursuant to the de minimis exception established by the Securities and Exchange Commission, and during fiscal year 2005 no fees were approved pursuant to such de minimis exception.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as independent auditors is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent auditor at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The selection of Ernst & Young LLC as independent auditor will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors:

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of shares of the Company’s Common Stock as of March 31, 2006 by:

•	all those known by the Company to be beneficial owners of more than 5% of its Common Stock;

•	the Chief Executive Officer of the Company and the most highly-compensated executive officers of the Company as of December 31, 2005 whose total salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000 for services in all capacities to the Company (collectively, the “Named Executive Officers”);

•	each director of the Company as of December 31, 2005; and

•	all directors and executive officers of the Company as a group as of December 31, 2005.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission and information supplied by Mellon Investor Services LLC as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 45,899,107 shares outstanding on March 31, 2006. Unless otherwise indicated below, the address for the persons and entities listed below is the Company’s address at 901 Mariner’s Island Boulevard, Suite 205, San Mateo, California 94404.

	Shares Beneficially Owned[1]
Name	Number	Percent
Sigma-Tau and Affiliates[2] c/o Sigma-Tau Finance S.A. 13, Boulevard du Prince Henri L-1724, Luxembourg	8,792,034	19.2%
Ira D. Lawrence, M.D.[3]	100,000	*
Alfred R. Rudolph, M.D.[4]	946,625	2.0%
Richard A. Waldron[5]	540,414	1.2%
Hans P. Schmid[6]	254,648	*
Dean S. Woodman[7]	152,500	*
John D. Baxter, M.D.[8]	528,992	1.2%
Richard J. Hawkins[9]	30,417	*
Rolf H. Henel[10]	182,500	*
Jon S. Saxe[11]	132,500	*
All directors and executive officers as a group (9 persons)[12]	2,868,596	6.0%

*	Less than 1%.

[1]	Except pursuant to applicable community property laws, the Company believes the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

[2]	Includes 2,769 put options to acquire 276,900 shares of common stock and 961 call options to acquire 96,100 shares of common stock.

[3]	Consists of 100,000 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[4]	Includes 644,897 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[5]	Includes 505,854 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[6]	Includes 208,001 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[7]	Includes 132,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[8]	Consists of 361,492 shares held by John D. Baxter and Ethelee D. Baxter as Trustees, FBO The Baxter Family Revocable Trust UDT 11/8/95 and 167,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[9]	Consists of 30,417 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[10]	Includes 172,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[11]	Consists of 132,500 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

[12]	Includes 2,094,169 shares issuable pursuant to options exercisable within 60 days of March 31, 2006.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Named Executive Officers for each of the past three fiscal years, where applicable.

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)		Securities Underlying Options (#)		All Other Compensation ($)
Ira D. Lawrence, M.D.	2005	233,333	100,000	88,307	(3)	800,000	(5)	$689	(6)
President and Chief Executive Officer

Alfred R. Rudolph, M.D.	2005	345,050	70,000	0		75,000		9,544	(7)
Chief Operating Officer	2004	277,146	160,000	36,000	(4)	125,000		10,183	(7)
	2003	234,600	93,500	36,000	(4)	75,000		9,183	(7)

Richard A. Waldron	2005	319,300	100,000	0		70,000		10,242	(8)
Chief Financial Officer	2004	288,680	150,000	0		130,000		7,880	(8)
	2003	237,600	110,000	0		75,000		8,380	(8)

Hans P. Schmid	2005	268,570	100,000	0		65,000		10,242	(9)
Managing Director, SciClone Pharmaceuticals International Ltd.	2004 2003	238,741 207,600	90,000 72,666	0 0		55,000 40,000		8,874 7,621	(9) (9)

(1)	Includes amounts deferred under the Company’s 401(k) plan.

(2)	Reflects bonuses earned for performance in the year indicated, although bonuses are generally paid in the year following performance.

(3)	Consists of cost-of-living assistance payments, and incurment of relocation expenses totaling $88,307.

(4)	Consists of cost-of-living assistance payments

(5)	Dr. Lawrence has resigned as the Company’s President and Chief Executive Officer as of June 2, 2006. Pursuant to a separation agreement between Dr. Lawrence and the Company entered into in April 2006, as he will remain an employee through June 2, 2006, Dr. Lawrence will vest, as of such date, in 100,000 option shares. All other vesting on his options will terminate, but he will be able to exercise the 200,000 options that have vested until 90 days after his service to the Company as a consultant or a director terminates.

(6)	Consists of life insurance premiums of $689 in 2005.

(7)	Consists of matching contributions under the Company’s 401(k) plan ($7,000 in 2005, $8,000 in 2004, and $7,000 in 2003) and life insurance premiums ($2,544 in 2005, $2,183 in 2004, and $2,183 in 2003).

(8)	Consists of matching contributions under the Company’s 401(k) plan ($9,000 in 2005, $6,500 in 2004, and $7,000 in 2003) and life insurance premiums ($1,242 in 2005, $1,380 in 2004, and $1,380 in 2003).

(9)	Consists of matching contributions under the Company’s 401(k) plan ($9,000 in 2005, $8,000 in 2004 and $7,000 in 2003) and life insurance premiums ($1,242 in 2005, $874 in 2004 and $621 in 2003).

Option Grants in Fiscal Year 2005

The following table provides the specified information concerning grants of options to purchase the Company’s Common Stock made during the fiscal year ended December 31, 2005 to the Named Executive Officers:

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(5)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year(3)		Exercise or Base Price Per Share ($/Sh)(4)	Expiration Date	5%($)		10%($)
Ira D. Lawrence, M.D.	400,000 400,000	(1) (1)	20.79 20.79	% %	2.97 2.97	06/01/2015 06/01/2015	$ $	747,127 747,127	$ $	1,893,366 1,893,366

Alfred R. Rudolph, M.D.	75,000	(2)	3.90%		3.24	02/25/2015		$152,821		$387,279

Richard A Waldron	70,000	(2)	3.64%		3.24	02/25/2015		$142,633		$361,461

Hans P. Schmid	65,000	(2)	3.38%		3.40	02/04/2015		$138,986		$352,217

(1)	In accordance with his employment agreement, Dr. Lawrence was granted two nonstatutory stock options, each such option to purchase 400,000 shares of the Company’s common stock (an aggregate of 800,000 shares) at an exercise price per share equal to the closing price on the NASDAQ National Market of a share of the Company’s common stock on June 1, 2005. The first option has a term of 10 years and, subject to Dr. Lawrence’s continued employment by the Company, will vest in annual installments on each of the first four anniversaries of June 1, 2005. The second option has a term of 10 years and 25% of such second option will vest upon the Company’s common stock trading publicly after June 1, 2005 for at least 30 consecutive calendar days at or greater than a target closing price per share, as reported on the NASDAQ National Market, of (a) $4.50 on or before June 1, 2008, (b) $6.00 on or before June 1, 2009, (c) $8.00 on or before June 1, 2010, and (d) $10.00 on or before June 1, 2011, each price as adjusted for stock dividends, stock splits or similar changes in the Company’s capital structure. Dr. Lawrence has resigned as the Company’s President and Chief Executive Officer as of June 2, 2006. Pursuant to a separation agreement between Dr. Lawrence and the Company entered into in April 2006, as he will remain an employee through June 2, 2006, Dr. Lawrence will vest, as of such date, in 100,000 option shares. All other vesting on his options will terminate, but he will be able to exercise the 200,000 options that have vested until 90 days after his service to the Company as a consultant or a director terminates.

(2)	The options vest with respect to 25% of the shares one year from the date of grant; thereafter, the remaining shares vest ratably on a monthly basis over three years. The options become fully exercisable without regard to vesting under certain conditions if the Company is not the surviving corporation in any merger or consolidation. The options have a ten-year term, but are subject to earlier termination in connection with termination of employment. Under the Company’s 1991 Stock Plan, 1992 Stock Plan and 1995 Equity Incentive Plan, the Board retains the discretion to modify the terms, including the price(s) of outstanding options. For additional information, see “EXECUTIVE COMPENSATION AND OTHER MATTERS – Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

(3)	Based on a total of 1,924,000 shares issuable upon exercise of options granted to all employees during fiscal year 2005.

(4)	All options were granted at an exercise price equal to the fair market value of the Company’s stock on the respective grant date. Dr. Lawrence’s options were granted on June 1, 2005, Dr. Rudolph’s and Mr. Waldron’s options were granted on February 25, 2005, and Mr. Schmid’s options were granted on February 4, 2005.

(5)	The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options held by the Named Executive Officers as of December 31, 2005, and the value of in-the-money stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option on December 31, 2005. There were no options exercised by the Named Executive Officers in 2005.

	Shares Acquired On Exercise(#)	Value Realized ($)	Number Of Securities Underlying Unexercised Options At Fiscal Year End		Value Of Unexercised In-the-money Options At Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable		Unexercisable
Ira D. Lawrence, M.D.	0	$0	100,000	700,000	N/A	(2)	N/A	(2)
Alfred R. Rudolph, M.D.	0	$0	590,000	165,000	$58,400		N/A	(3)
Richard A. Waldron	0	$0	452,000	163,000	N/A	(2)	N/A	(2)
Hans P. Schmid	0	$0	175,292	114,708	N/A	(2)	N/A	(2)

(1)	Based on the $2.32 per share closing price of the Company’s Common Stock as quoted on the NASDAQ National Market on December 30, 2005, less the aggregate exercise price.
(2)	Dr. Lawrence, Mr. Waldron and Mr. Schmid did not have any exercisable or unexercisable in-the-money options as of December 30, 2005.
(3)	Dr. Rudolph did not have any unexercisable in-the-money options as of December 30, 2005.

No compensation was paid pursuant to a long-term incentive plan, as defined in Item 402(a)(7)(iii) of Regulation S-K promulgated by the Securities and Exchange Commission, during fiscal year 2005 to any Named Executive Officer. The Company does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service with any of the Named Executive Officers.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company entered into an Employment Agreement with Friedhelm Blobel, Ph.D., on April 23, 2006 regarding the appointment effective June 2, 2006, of Dr. Blobel as the Company’s President, Chief Executive Officer and a member of the Company’s Board. Pursuant to the Employment Agreement, Dr. Blobel will receive an annual base salary, subject to annual review and adjustment by the Board. Such base salary will be $400,000 for the year ended December 31, 2006 (pro-rated based on Dr. Blobel’s service to the Company commencing June 2006). In addition, Dr. Blobel will consult with the Company between the date of the Employment Agreement and June 2, 2006 for a payment of $30,000. Dr. Blobel also is eligible to receive an annual bonus with an initial target amount equal to 40% of his annual base salary. In 2009, the Compensation Committee of the Board is obligated to consider an award to Dr. Blobel of a special cash bonus of up to $300,000, based on performance targets over the years 2006 through 2008. Dr. Blobel will receive two stock options, for an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price per share equal to the closing price on the NASDAQ National Market of a share of the Company’s common stock on June 2, 2006. The first such option is for 400,000 shares and has a term of 10 years and, subject to Dr. Blobel’s continued employment by the Company, will vest in annual installments on each of the first four anniversaries of June 2, 2006. A portion of this option is an incentive stock option and the balance is a nonstatutory stock option. The second such option is for a total of 600,000 and has a term of 10 years and is a nonstatutory option. The vesting on the second option provides that 100,000 shares of such option will vest upon the Company’s common stock trading publicly after June 2, 2008 for at least 30 consecutive calendar days at or greater than a target closing price per share, as reported on the NASDAQ National Market, of (a) $4.50 on or before June 1, 2009, (b) $6.00 on or before June 1, 2010, (c) $8.00 on or before June 1, 2011, (d) $10.00 on or before June 1, 2012, (e) $12.00 on or before June 2, 2013, and (f) $14.00 on or before June 2, 2014, each price as adjusted for stock dividends, stock splits or similar changes in the Company’s capital structure. In the event of a termination of his employment without cause, Dr. Blobel is entitled to a severance amount equal to 12 months of his final base salary rate, less applicable withholding and certain health care benefits.

The Company entered into an Employment Agreement with Ira D. Lawrence, M.D. on April 25, 2005 regarding the appointment effective June 1, 2005, of Dr. Lawrence as the Company’s President, Chief Executive Officer and a member of the Company’s Board. Pursuant to the Employment Agreement, Dr. Lawrence receives an annual base salary, subject to annual review and adjustment by the Board. Such base salary was $400,000 for the year ended December 31, 2005 (pro-rated based on Dr. Lawrence’s service to the Company since June 2005), and is $400,000 for the year ending December 31, 2006. In addition, Dr. Lawrence received a new hire bonus of $100,000, repayable under certain conditions. Dr. Lawrence also is eligible to receive an annual bonus with an initial target amount equal to 50% of his annual base salary. In 2008, the Compensation Committee of the Board is obligated to consider an award to Dr. Lawrence of a special cash bonus of up to $300,000, based on performance targets over the years 2005 through 2007. Dr. Lawrence is entitled to relocation expenses and a monthly housing allowance of $10,000. Dr. Lawrence was granted two nonstatutory stock options, each such option to purchase 400,000 shares of the Company’s common stock (an aggregate of 800,000 shares) at an exercise price per share equal to the closing price on the NASDAQ National Market of a share of the Company’s common stock on June 1, 2005. The first such option has a term of 10 years and, subject to Dr. Lawrence’s continued employment by the Company, will vest in annual installments on each of the first four anniversaries of June 1, 2005. The second such option has a term of 10 years and 25% of such second option will vest upon the Company’s common stock trading publicly after June 1, 2005 for at least 30 consecutive calendar days at or greater than a target closing price per share, as reported on the NASDAQ National Market, of (a) $4.50 on or before June 1, 2008, (b) $6.00 on or before June 1, 2009, (c) $8.00 on or before June 1, 2010, and (d) $10.00 on or before June 1, 2011, each price as adjusted for stock dividends, stock splits or similar changes in the Company’s capital structure. In the event of a termination of his employment without cause, Dr. Lawrence is entitled to a severance amount equal to 12 months of his final base salary rate, less applicable withholding.

In April 2006, Dr. Lawrence announced that he would resign as President and Chief Executive Officer effective as of June 2, 2006. Dr. Lawrence will continue on the Board of Directors and has been nominated to election at the Annual Meeting. In connection with his resignation, the Company entered into a separation agreement with Dr. Lawrence on April 23, 2006. The Agreement provided for the continuation of health care and similar benefits until the earlier of two years or Dr. Lawrence’s employment by another company. In addition, Dr. Lawrence agreed to consult with the Company following his termination pursuant to an agreement to be entered into before his resignation. The amount of services is not specified, but unless approved otherwise by the Compensation Committee, his consulting fee will be less than $60,000 in any year. Dr. Lawrence will not be required to repay to the Company any portion of the signing bonus under his Employment Agreement (described above) if he remains available to the Company to provide consulting services until June 2, 2007. If he becomes unavailable, he will be obligated to repay to the Company a pro rata portion of the bonus. As he will remain an employee through June 2, 2006, Dr. Lawrence will vest, as of such date, in 100,000 option shares. All other vesting on his options will terminate, but he will be able to exercise the 200,000 options that have vested until 90 days after his service to the Company as a consultant or director terminates. Dr. Lawrence also executed a release in favor of the Company.

The Company entered into an offer letter regarding Dr. Rudolph’s employment in April 1997. The offer letter provided for Dr. Rudolph to receive an initial monthly base salary and to be eligible for an annual cash incentive and other benefits that are generally provided to the Company’s executives. The annual cash incentive was targeted at 40%, and can range from 0% to 150% of Dr. Rudolph’s targeted cash incentive amount depending upon performance in relation to predetermined management objectives. The Company also agreed to defray $30,000 per year of Dr. Rudolph’s housing expenses from 1997 to 1999, provided Dr. Rudolph is employed by the Company during such three-year period. The defrayal of housing expenses was increased to $36,000 in 2000 and was extended to December 2004. On September 10, 2004, in connection with additional services that Dr. Rudolph would provide in the Office of the President, the Company entered into an Employment Agreement with Dr. Rudolph that amended and superceded the offer letter. The agreement increased Dr. Rudolph’s annual base salary to $335,000, included an additional bonus of $50,000 payable in 2005 under certain conditions, and the grant of an option to purchase 50,000 shares of Common Stock, vesting monthly over 2 years. The housing allowance was eliminated. In addition, under the agreement, in the event the Company terminates Dr. Rudolph’s employment without cause, then (i) the Company is required to pay Dr. Rudolph a severance payment at his final base salary rate, in accordance with the Company’s normal payroll policies, for 12 months following such termination (as well as certain bonuses, if not yet paid, and two years of health benefits), and (ii) if terminated before July 14, 2006, then all of Dr. Rudolph’s unvested options will immediately vest, and the exercise period of such options will be extended to eighteen months after termination. Since this agreement, Dr. Rudolph’s base salary was increased to $345,050 for the year ended December 31, 2005 and has been increased to $351,951 for the year ending December 31, 2006.

The Company entered into an offer letter regarding Mr. Waldron’s employment in March 2001. The offer letter provided for Mr. Waldron to receive a monthly base salary of $18,000 and to be eligible for an annual cash incentive and other benefits that are generally provided to the Company’s executives. The annual cash incentive was targeted at 30%, and can range from 0% to 150% of Mr. Waldron’s targeted cash incentive amount depending upon performance in relation to predetermined management objectives. On September 10, 2004, in connection with additional services that Mr. Waldron would provide in the Office of the President, the Company entered into an Employment Agreement with Mr. Waldron that amended and superceded the offer letter. The agreement increased Mr. Waldron’s annual base salary to $310,000, included an additional bonus of $50,000 payable in 2005 under certain conditions, and the grant of an option to purchase 50,000 shares of Common Stock, vesting monthly over 2 years. In addition, under the agreement, in the event the Company terminates Mr. Waldron’s employment without cause, then (i) the Company is required to pay Mr. Waldron a severance payment at his final base salary rate, in accordance with the Company’s normal payroll policies, for 12 months following such termination (as well as certain bonuses, if not yet paid, and two years of health benefits), and (ii) if terminated before July 14, 2006, then all of Mr. Waldron’s unvested options will immediately vest, and the exercise period of such options will be extended to eighteen months after termination. Since this agreement, Mr. Waldron’s base salary was increased to $319,300 for the year ended December 31, 2005, and has been increased to $325,686 for the year ending December 31, 2006.

The Company entered into an offer letter regarding Mr. Schmid’s employment in May 2001 and an amendment to the offer letter in February 2006. The offer letter, as amended, provided for Mr. Schmid to receive an initial monthly base salary and to be eligible for an annual cash incentive and other benefits that are generally provided to the Company’s executives. The annual cash incentive is targeted at 30%, and can range from 0% to 150%, of Mr. Schmid’s targeted cash incentive amount depending upon performance in relation to predetermined management objectives. Mr. Schmid’s actual salary and bonuses are determined pursuant to the Company’s compensation process. In the event the Company terminates Mr. Schmid’s employment without cause, the Company is required to pay Mr. Schmid a severance payment in accordance with the Company’s normal payroll policies equal to twelve months of his then current salary. Since the offer letter, Mr. Schmid’s base salary was increased to $268,570 for the year ended December 31, 2005, and has been increased to $277,970 for the year ending December 31, 2006.

In November 1999, the Company entered into a Change-in-Control Agreement with Dr. Rudolph, the Company’s Chief Operating Officer. In April 2001, the Company entered into a Change-in-Control Agreement with Mr. Waldron, the Company’s Chief Financial Officer, and in April 2003, the Company entered into a Change-in-Control Agreement with Mr. Schmid, the Company’s Managing Director for SciClone Pharmaceuticals International Ltd. In April 2005, the Company entered into a Change in Control Agreement with

Dr. Lawrence, the Company’s President and Chief Executive Officer until June 2, 2006. These agreements provide that if the executive officer is involuntarily terminated within one year following a change of control (as defined in such agreement) of the Company, such executive officer will be entitled to severance pay equal to one hundred percent (100%) of his annual base salary as in effect at the term of such termination, and the immediate vesting of all unvested options. If the executive officer voluntarily resigns or is terminated for cause, the executive officer will not be entitled to any severance payment or acceleration of vesting of his unvested options.

In April 2006, the Company entered into a Change in Control Agreement with Dr. Blobel, the Company’s President and Chief Executive Officer effective as of June 2, 2006. This agreement provides that if Dr. Blobel is involuntarily terminated within one year following a change of control (as defined in such agreement) of the Company, he will be entitled to severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the term of such termination, the immediate vesting of any unvested portion of his initial option to purchase 400,000 shares of Common Stock to be issued on June 2, 2006, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Each of Drs. Lawrence and Rudolph and Messrs. Waldron and Schmid have entered into a Indemnity Agreement with the Company, pursuant to which the Company will indemnify each such executive officer in connection with certain proceedings by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity. It is expected that Dr. Blobel will entered into such an Indemnity Agreement with the Company at the time of the effectiveness of his appointment as a Director and as President and Chief Executive Officer of the Company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2005 until our 2005 Annual Meeting of Stockholders were Jere Goyan (chairman), Ed Cadman and John D. Baxter; and the members of the Compensation Committee during fiscal year 2005 since August 3, 2005 have been Rolf H. Henel (chairman), John D. Baxter and Richard J. Hawkins. No member of the Compensation Committee during fiscal year 2005 has been an officer or employee of the Company or any of its subsidiaries, or has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. No interlocking relationships existed during fiscal year 2005 between any member of the Company’s Compensation Committee and any member of any other company’s board of directors or compensation committee.

Certain Relationships and Related Transactions

Since January 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of the Company and members of such person’s immediate family had or will have a direct or indirect material interest, other than (1) the transactions described in EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS and (2) transactions with Sigma-Tau. Further, since January 2005, there has not been any relationship involving a Director of the Company as described in Item 404(b) of Regulation S-K promulgated by the Securities and Exchange Commission.

Our European marketing and development partner, Sigma-Tau, held 19.2% of our stock as of March 31, 2006. Sigma-Tau is conducting trials in Europe for the treatment of malignant melanoma and hepatitis C and we have various licensing and development obligations to them. In 2004, we amended our existing agreement with Sigma-Tau to provide for Sigma-Tau to undertake the current HCV trial in Europe in exchange for our agreement to provide approximately $2,500,000 in funding and other assistance for the trial. Further information on our relationship with Sigma-Tau is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to the Company or any of its subsidiaries at any time since January 2005 in an amount in excess of $60,000, other than as may be described in EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the Company’s review of the forms furnished to it and written representations from certain reporting persons, the Company believes that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of the Company’s common stock were complied with during the fiscal year 2005.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2005, the Company maintained seven compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1991 Stock Plan, the 1992 Stock Plan, the 1995 Equity Incentive Plan, the 1995 Nonemployee Director Stock Option Plan, the 1996 Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan, which plans have all been approved by the Company’s stockholders. The Company does not currently maintain any compensation plans that have not been approved by the Company’s stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2005.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1991 Stock Plan	261,075	$5.8960	—
1992 Stock Plan	81,500	$5.3126	—
1995 Equity Incentive Plan	3,471,051	$5.0576	—
1995 Nonemployee Director Stock Option Plan	535,000	$6.6908	—
1996 Employee Stock Purchase Plan	0	0	304,973	(1)
2004 Outside Directors Stock Option Plan	365,000	$4.4119	650,000
2005 Equity Incentive Plan	1,813,500	$3.2504	2,986,500

Total	6,527,126	$4.6900	3,941,473

(1)	The 1996 Employee Stock Purchase Program is a voluntary plan open to all employees. This plan allows employees to elect payroll deductions which are used to purchase SciClone’s common stock directly from the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is comprised of non-employee directors. The members of the Compensation Committee during fiscal year 2005 until our 2005 Annual Meeting of Stockholders were Jere E. Goyan (chairman), Edwin C. Cadman and John D. Baxter; and the members of the Compensation Committee during fiscal year 2005 since August 3, 2005 have been Rolf H. Henel (chairman), John D. Baxter and Richard J. Hawkins. Drs. Goyan and Cadman are no longer directors. The Compensation Committee is responsible for establishing and administering the Company’s policies governing annual compensation of the executive officers, as well as compensation of the Board of Directors. The Compensation Committee reviews the performance and compensation levels for executive officers and approves base salary, annual cash incentives and long-term equity incentives for the Chief Executive Officer (“CEO”) and other executive officers. The Compensation Committee annually develops performance objectives for the CEO and evaluates the performance of the CEO in light of those objectives. The Compensation Committee and the Board of Directors periodically reviews and revises the Committee’s charter, a copy of which is available in the Investor Relations section of the Company’s website at www.sciclone.com.

Compensation Policy

The overall objectives of the Company’s compensation policy are as follows: to (i) attract and retain executives of outstanding ability and potential; (ii) motivate these individuals to achieve corporate goals to enhance long-term stockholder value; (iii) link executive compensation and stockholder interests; and (iv) provide a compensation package that recognizes individual contributions as well as overall corporate results and is competitive with specialty pharmaceutical and biotechnology companies with which the Company competes for talent.

In the specialty pharmaceutical and biotechnology industries, traditional measures of corporate performance, such as earnings per share and sales growth, may not apply in reviewing the performance of executive officers. At the Company’s current stage of development, in evaluating and determining the compensation of the Company’s CEO and other executive officers, the Compensation Committee looks to other performance criteria, such as progress of the Company’s clinical and regulatory programs and commercialization and development activities, management of expenses, sales and profits in international markets (especially in China) and the Company’s success in securing capital resources that are necessary for the Company to complete clinical, regulatory and commercialization programs and achieve product revenues. As a result, in many instances the Compensation Committee must make a subjective assessment of qualitative factors in assessing corporate performance. The Compensation Committee does not base its considerations on any single performance factor nor does it specifically assign relative weights to factors, but rather it considers a mix of factors and evaluates the CEO’s and each individual executive officer’s performance against that mix.

Compensation for individual executive officers is targeted to be comparable to compensation packages paid to executives of other similar biotechnology companies of comparable or larger size with which the Company competes for talent. The Compensation Committee reviews from time to time independent survey data regarding compensation and benefits in the biopharmaceutical industry as well as compensation and benefits in a comparative group of publicly-held pharmaceutical, specialty pharmaceutical and biotechnology companies that represent a number of the Company’s most direct competitors for executive talent. The companies selected for comparison are similar biotechnology firms with market capitalizations comparable to or larger than the Company’s, several of which companies are included in the NASDAQ Pharmaceutical/Biotechnology Index used in the Stock Performance Graph contained herein. The companies selected for comparison also include multi-national pharmaceutical companies that are often the source of appropriate management talent. The Compensation Committee believes that inclusion of companies with larger market capitalizations is necessary because the talent pool from which the Company recruits is composed largely of executives employed by such companies.

The Compensation Committee also reviews the terms of executive employment agreements. During 2005, the Committee reviewed and approved the terms of executive employment and termination agreements as described under the caption “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

The key elements of the Company’s executive compensation program consist of base salary, annual cash incentives and long-term equity incentives.

Base Salary

Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the base salaries paid by companies generally in the comparative group described above. The Compensation Committee initially sets base salaries in the mid to upper range of base salaries at other companies in such comparative group. In certain cases, minimum base salaries are established for certain periods by employment agreements between the Company and its executive officers. Using this general guideline, the Compensation Committee then considers other factors such as the individual’s contribution to achievement of corporate goals, the attainment of specific individual objectives and the assumption of new responsibilities. From year to year, the relative weight of the individual factors may differ from officer to officer, and can be expected to change over time in response to the Company’s development and the evolution of the biopharmaceutical industry.

Annual Cash Incentives

The Company’s annual cash incentives account for a significant percentage of each executive officer’s potential compensation. The Compensation Committee establishes annual cash incentive targets for executive officers based upon cash incentive programs of biopharmaceutical companies generally and companies in the comparative group described above. The Compensation Committee generally sets such targets in the mid range of cash incentives paid by other companies in such comparative group. The actual cash incentive award earned depends upon the attainment of corporate performance goals established for the year by the Compensation Committee as well as the attainment of individual performance objectives. Cash incentive awards are typically paid in the year following the year for which performance is evaluated. Corporate performance goals for 2005 were: (i) Complete the U.S. Phase 3 hepatitis C clinical trials; (ii) file an IND for SCV-07 and begin Phase 1 clinical trial; (iii) select a pegylated ZADAXIN candidate; (iv) increase SPIL sales; and (v) add a new product to the Company’s product pipeline. In February 2006, the Compensation Committee reviewed the 2005 plans and goals.

The Compensation Committee determined and presented to the independent members of the Board of Directors that, due to the significant efforts and accomplishments of the Company’s executive officers, significant elements of the 2005 plans and goals had been achieved. Based on the performance of the executive officers in 2005 and the Company’s level of achievement of such 2005 plans and goals, the Committee approved a $100,000 bonus for each of Dr. Lawrence, Mr. Waldron and Mr. Schmid, and a $70,000 bonus for Dr. Rudolph. For performance in 2005, all of the executive officers of the Company received cash bonuses which represented between 20% and 37% of each executive officer’s 2005 base salary.

Long-Term Equity Incentives

The Company’s long-term equity incentives for executive officers currently consist of the Company’s 1991 Stock Plan, the Company’s 1995 Equity Incentive Plan and 2005 Equity Incentive Plan (collectively, the “Equity Plans”), pursuant to which the Company grants options and other rights to purchase shares of its Common Stock. The Company can no longer grant options under the 1991 Stock Plan, 1992 Stock Plan and 1995 Equity Incentive Plan, but the options outstanding under these plans are still exercisable. The objective of each of the Equity Plans is to advance the long-term interests of the Company and its stockholders and to complement incentives tied to annual performance. Stock options granted under the Equity Plans generally vest over a four- year period, providing incentive to create value for the Company’s stockholders over the long term since the full benefit of the compensation package cannot be realized unless the employee remains with the Company and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to employees upon commencement of employment, annually considers additional option grants to employees in connection with the employee’s performance the preceding year, and has occasionally granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. During 2005, certain executive officers and employees were granted stock options based on their individual contribution to achievement of corporate performance goals.

CEO Compensation

Dr. Blobel was appointed Chief Executive Officer of the Company effective June 2, 2006, pursuant to an Employment Agreement negotiated between Dr. Blobel and the Company. The Compensation Committee and the full Board, all of whom were independent at the time other than Dr. Lawrence, who abstained from the vote, reviewed and approved the compensation arrangements made in connection with Dr. Blobel’s appointment pursuant to the terms of such Employment Agreement. Dr. Lawrence was appointed Chief Executive Officer of the Company effective June 1, 2005 pursuant to an Employment Agreement negotiated between Dr. Lawrence and the Company. The Compensation Committee and the full Board, all of whom were independent at the time, reviewed and approved the compensation arrangements made in connection with Dr. Lawrence’s appointment pursuant to the terms of such Employment Agreement. During fiscal year 2005 before June 1, 2005, Dr. Rudolph and Mr. Waldron jointly held the role of Office of the President. The Compensation Committee and the full Board, all of whom were independent at the time, reviewed and approved the compensation arrangements made in connection with their assuming such roles in 2004. In determining the base salaries of Dr. Rudolph and Mr. Waldron for 2005, the Compensation Committee considered their 2004 compensation, their expected roles with the Company, including their assumption of the role of the Office of the President, the scope of the Company’s operations, and data with respect to compensation levels at other specialty pharmaceutical and biotechnology companies, as well as the Company’s accomplishments in 2004 and expected expansion of operations in 2005. With respect to their cash incentives, the Committee reviewed the extent to which elements of their 2005 goals were achieved. Accordingly, the Compensation Committee approved an award to Dr. Rudolph of a cash incentive for his performance in 2005, paid in 2006, resulting in a bonus equal to 20% of his 2005 base salary, and approved an award to Mr. Waldron of a cash incentive for his performance in 2005, paid in 2006, resulting in a bonus equal to 31% of his 2005 base salary. The stock option grants to Dr. Rudolph and Mr. Waldron in 2005, as in past years, were made with a view to the stock each already held and each officer’s achievement of certain objectives. For additional information regarding CEO compensation and the compensation of Dr. Rudolph and Mr. Waldron, see “EXECUTIVE COMPENSATION AND OTHER MATTERS—Employment Contracts and Termination of Employment and Change in Control Arrangements.”

Special Deduction Limit

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Respectfully submitted by the Compensation Committee,

Rolf H. Henel, John D. Baxter and Richard J. Hawkins

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held seven meetings during fiscal year 2005. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of the Company’s website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing the Company’s financial statements and for the public reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Ernst & Young LLP expresses its own opinion on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter.

The Audit Committee has also received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence and, having been informed that no such relationships exist between Ernst & Young LLP and the Company, satisfied itself as to the auditors’ independence. In evaluating the auditors’ independence, the Audit Committee noted that Ernst & Young LLP did not provide any consulting services to the Company.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins and Dean S. Woodman

STOCK PERFORMANCE GRAPH

The following line graph compares the annual percentage change in (i) the cumulative total stockholder return on the Company’s Common Stock since December 31, 2000, with (ii) the cumulative total return on (a) The NASDAQ U.S. Index and (b) the NASDAQ Pharmaceutical/Biotechnology Index. The comparison assumes (i) an investment of $100 on December 31, 2000 in each of the foregoing indices and (ii) reinvestment of dividends, if any. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

	12/2000	12/2001	12/2002	12/2003	12/2004	12/2005
SciClone Pharmaceuticals, Inc.	100.0	75.0	79.5	30.5	92.5	58.0
NASDAQ U.S. Index	100.0	79.2	54.5	82.1	89.6	91.5
NASDAQ Pharmaceutical Stocks Index	100.0	83.8	45.8	66.8	70.9	72.9

YEAR 2007 STOCKHOLDER PROPOSALS

The Company welcomes comments or suggestions from its stockholders. Under the Company’s Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the Company’s principal executive offices not less than 120 calendar days in advance of the date that the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at the Company’s 2007 Annual Meeting of Stockholders must be received by Richard A. Waldron, SciClone Pharmaceuticals, Inc., 901 Mariner’s Island Boulevard, San Mateo, California 94404, no later than January 1, 2007, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors

/s/ Richard A. Waldron

RICHARD A. WALDRON

Chief Financial Officer and Secretary

San Mateo, California

May 1, 2006

APPENDIX A

SCICLONE PHARMACEUTICALS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on June 13, 2006

Solicited by the Board of Directors

The undersigned hereby appoints Ira D. Lawrence, M.D. and Richard A. Waldron, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Tuesday, June 13, 2006, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company’s 2005 Annual Report to Stockholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 and 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

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X	Please mark votes as in this example

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

A vote FOR the following proposals is recommended by the Board of Directors:

1.	To elect the following seven (7) directors of the Company:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below.)

Dean S. Woodman	Rolf H. Henel
John D. Baxter, M.D.	Ira D. Lawrence, M.D.
Friedhelm Blobel, Ph.D.	Jon S. Saxe
Richard J. Hawkins

2.	To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending December 31, 2006.

☐ FOR	☐	AGAINST	☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign here exactly as your name(s) appears on your stock certificate. If shares of stock are held jointly, both or all of such persons should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity. Please date the proxy.	Signature:	Date:

	Signature:	Date:

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